Exhibit 99

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC REPORTS STRONG RESULTS FOR FISCAL 2008 SECOND QUARTER

Quarterly Net Earnings Increased Nearly Six-Fold to $394.0 million;

Diluted EPS Grew 493% to $0.89

HIGHLIGHTS

Mosaic reported record results, including net earnings of $394.0 million, or $0.89 per diluted share (“per share”), for the second quarter ended November 30, 2007, an increase of $328.1 million compared to the same period a year ago. These second quarter results included the following:

•	Cash flow from operations of $548.4 million and the prepayment of $450 million of long-term debt.

•	An average diammonium phosphate (DAP) price of $417 per tonne, a $174 per tonne increase compared with a year ago and a $10 per tonne increase compared with the first quarter of fiscal 2008.

•	An average potash selling price of $171 per tonne, up $29 per tonne from a year ago and an $11 per tonne increase from the first quarter of fiscal 2008.

•	A foreign currency transaction loss of $52.4 million, or $0.09 per share, compared to a gain of $19.8 million, or $0.03 per share, a year ago.

•	A tax benefit of $35.9 million, or $0.08 per share, relating to certain tax matters specific to the second quarter.

PLYMOUTH, MN, January 9, 2008 – The Mosaic Company (NYSE: MOS) announced today net earnings of $394.0 million, or $0.89 per share, for the second quarter ended November 30, 2007. These results compare with net earnings of $65.9 million, or $0.15 per share, for the same period a year ago.

Net sales in the second quarter of fiscal 2008 were $2.2 billion, an increase of $673.4 million, or 44% compared with the same period a year ago.

Mosaic’s gross margin for the fiscal 2008 second quarter was $623.1 million, or 28.4% of net sales, compared with $160.5 million, or 10.5% of net sales a year ago. Second quarter operating earnings were $529.6 million, compared with $90.7 million for the second quarter in fiscal 2007. The increases in gross margin and operating earnings were primarily the result of higher selling prices for phosphates and potash and realizing the benefit of favorable industry conditions in the Offshore segment.

“Our second quarter results demonstrate that Mosaic is leveraging the robust agricultural economy and delivering record results,” stated Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Our unprecedented operating cash flows have allowed us to prepay $1 billion of long-term debt over an eight-month period and we are on track to deliver strong results in fiscal 2008 and beyond,” Prokopanko added.

Phosphates

Net sales in the Phosphates segment were $1.2 billion for the second quarter, a 61% increase compared to a year ago. The second quarter gross margin was $397.6 million, or 32.3% of net sales, compared with $35.9 million, or 4.7% of net sales, for the same period a year ago. Operating earnings were $346.8 million compared with $5.1 million for the same period last year. The sales, gross margin and operating earnings increases were primarily due to the significant increase in selling prices partially offset by higher costs for sulfur and ammonia.

The average second quarter DAP price, FOB plant, was $417 per tonne, which is a $174 per tonne increase compared with a year ago and a $10 per tonne increase compared with the first quarter of fiscal 2008. Fertilizer and feed sales in the Phosphates segment were 2.3 million tonnes for the second quarter, comparable with volumes of a year ago. Sales volumes to North American customers increased 70% during the second quarter as this region exhibited strong demand recovery and growth from year ago levels. Sales volumes to international customers declined approximately 25%, principally due to the increased volumes sold in North America.

Potash

Net sales in the Potash segment totaled $431.6 million for the second quarter, an increase of 23% compared with a year ago. The Potash business’ gross margin increased to $175.2 million in the second quarter, or 40.6% of net sales, compared with $88.4 million a year ago, or 25.1% of net sales. Operating earnings were $161.2 million during the second quarter, an increase of $83.0 million, or 106%, compared to the same period last year. Sales, gross margin and operating earnings increased primarily as a result of the higher selling prices, partially offset by additional costs this year to manage the brine inflow at the Esterhazy potash mine. Brine inflow expenses were $12.8 million in the second quarter of fiscal 2008, compared with $6.4 million a year ago.

The average realized potash price, FOB plant, increased to $171 per tonne in the second quarter, up $29 per tonne compared with a year ago and $11 per tonne compared with the first quarter of fiscal 2008. The Potash segment’s total sales volumes of 2.0 million tonnes during the second quarter were 3% higher than last year’s second quarter volumes.

Offshore

The Offshore segment’s net sales totaled $644.3 million during the second quarter, an increase of 29% compared to the same period a year ago. This increase was mainly due to higher selling prices partially offset by a decrease in sales volumes. Gross margin increased to $50.1 million in the second quarter, or 7.8% of net sales, compared to $23.8 million, or 4.8% of net sales, for the same period a year ago. Offshore operating earnings of $25.7 million in the second quarter of fiscal 2008 benefited from higher selling prices and lower cost inventory positions taken in prior quarters, primarily in Brazil and Argentina.

Other

Selling, general, and administrative expenses (“SG&A”) were $79.8 million in the second quarter, compared to $70.4 million for the same period a year ago. The increase was primarily due to higher incentive compensation accruals, post-implementation and depreciation costs related to the enterprise resource planning system implemented last fiscal year and other consulting fees.

A foreign currency transaction loss of $52.4 million was recorded for the second quarter compared to a gain of $19.8 million for the same period a year ago. The loss in fiscal 2008 was mainly the result of a stronger Canadian dollar on significant U.S. dollar-denominated intercompany receivables, intercompany loans and cash held by Mosaic’s Canadian subsidiaries. This is primarily a non-cash charge.

A $10.3 million restructuring charge this quarter was due to a change in estimate related to our asset retirement obligations on certain closed Phosphate facilities, from our May 2006 restructuring.

Income tax expense was $100.9 million resulting in an effective tax rate of 22.3%, including the positive impact of certain tax benefits which are specific to the quarter totaling $35.9 million. The tax rate was favorably impacted by the substantial increase in earnings in the Phosphates business.

Total equity earnings in non-consolidated subsidiaries were $45.5 million for the second quarter, compared with $15.4 million for the same period a year ago. Mosaic’s equity earnings in Fosfertil S.A. were $18.8 million for the second quarter compared to $5.7 million for the same period last year. Fosfertil continues to benefit from strong Brazilian agricultural market fundamentals. Mosaic’s equity earnings in Saskferco Products Inc. increased to $24.0 million from $9.3 million, primarily the result of higher nitrogen selling prices, partially offset by mark-to-market losses on natural gas derivatives.

Mosaic ended the second quarter with $642.2 million in cash and cash equivalents. Cash flow from operations was $986.8 million for the six months ended November 30, 2007, an increase of $686.4 million from a year ago. Mosaic’s total debt as of November 30, 2007 was $1.7 billion, resulting in a debt-to-capital ratio of 25%, down from 41% a year ago. On December 31, 2007, Mosaic prepaid an additional $150 million of long-term debt, further reducing its debt-to-capital ratio.

Year-to-Date

For the first half ended November 30, 2007, net sales were $4.2 billion, an increase of 49% compared with last year. Year-to-date operating earnings were $979.2 million compared with $222.3 million for the same period a year ago. Year-to-date SG&A expenses were $146.4 million compared with $136.1 million for the same period in fiscal 2007. A foreign currency transaction loss of $71.8 million was recorded for the first half of fiscal 2008, compared to a gain of $27.1 million for the same period a year ago. Equity earnings in non-consolidated entities increased year to date to $57.3 million from $19.3 million last year.

Outlook

Phosphate and potash fundamentals remain exceptionally strong. Phosphate and potash prices increased to even higher record levels at the end of 2007 and this momentum is anticipated to continue into 2008. Further increases in grain and oilseed prices during the last several weeks have bolstered farm economics worldwide and solidify strong nutrient demand prospects for 2008.

In the case of potash, supply continues to struggle to keep up with accelerating demand as evidenced by the extremely low stocks held by North American producers at the end of the fall season. This situation likely will persist until additional capacity comes on line during the next few years. Market prices are continuing to increase significantly for shipments into all major markets during the first half of 2008.

The phosphate situation is similar to that of potash. U.S. producers reported holding the lowest inventories of DAP/MAP in modern history at the end of the North American fall season. More importantly, large increases in market prices for phosphate rock and phosphoric acid in 2008 will dramatically boost costs for non-integrated producers who likely account for almost one-third of global phosphate production. These increases, plus substantially higher sulfur costs underpin higher phosphate selling prices. Finally, phosphate exports from China likely will drop this year due to government policies to make more product available for local farmers.

“The market environment remains extraordinary. Agricultural commodity prices continue to increase to unprecedented levels, resulting in robust farm economics and nutrient demand prospects,” said Jim Prokopanko. “Mosaic’s leadership position in Phosphates, combined with our exceptional Potash business and our focus on effective operational execution, offers a unique value proposition for crop nutrition customers and investors.”

Mosaic’s realized DAP price, FOB plant, for the third quarter of fiscal 2008 is estimated to be $470 to $480 per tonne. DAP costs, however, are also likely to be higher due to increasing sulfur costs. Mosaic’s third quarter average realized potash price, FOB plant, is estimated to be $190 to $200 per tonne. Third quarter sales volumes for the Phosphates and Offshore segments are expected to be below second quarter levels in line with typical seasonal patterns.

For the fiscal year, sales volumes for the Phosphates business are anticipated to range from 8.6 to 9.1 million tonnes, while Potash sales volumes are anticipated to range from 8.5 to 9.0 million tonnes. Both of these are unchanged from prior guidance.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphates and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Wednesday, January 9, 2008 at 10:00 a.m. EST to discuss second quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-680-0892 and the passcode is 44890826. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; accidents involving our operations, including brine inflows at our Esterhazy, Saskatchewan potash mine as well as potential mine fires, floods, explosions or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Consolidated Statements of Operations

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended November 30		Six months ended November 30
	2007	2006	2007	2006
Net sales	$2,195.4	$1,522.0	$4,198.7	$2,810.6
Cost of goods sold	1,572.3	1,361.5	3,053.8	2,453.8

Gross margin	623.1	160.5	1,144.9	356.8

Selling, general and administrative expenses	79.8	70.4	146.4	136.1
Restructuring loss (gain)	10.3	—	10.3	(0.4)
Other operating (income) expense	3.4	(0.6)	9.0	(1.2)

Operating earnings	529.6	90.7	979.2	222.3

Interest expense, net	25.5	36.5	59.5	76.5
Foreign currency transaction (gain) loss	52.4	(19.8)	71.8	(27.1)
Loss on extinguishment of debt	1.6		2.1	—
Other income	(2.8)	(1.6)	(3.3)	(16.7)

Earnings from consolidated companies before income taxes	452.9	75.6	849.1	189.6
Provision for income taxes	100.9	24.1	201.7	31.5

Earnings from consolidated companies	352.0	51.5	647.4	158.1
Equity in net earnings of non-consolidated companies	45.5	15.4	57.3	19.3
Minority interests in net earnings of consolidated companies	(3.5)	(1.0)	(5.2)	(2.5)

Net earnings	$394.0	$65.9	$699.5	$174.9

Diluted net earnings per share	$0.89	$0.15	$1.57	$0.40

Diluted weighted average number of shares outstanding	445.0	439.4	444.5	438.7

Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended November 30		Favorable/ (Unfavorable)		Six months ended November 30		Favorable/ (Unfavorable)
	2007	2006	Amount	%	2007	2006	Amount	%
Net sales:
Phosphates	$1,230.8	$763.9	$466.9	61%	$2,413.3	$1,553.5	$859.8	55%
Potash	431.6	352.1	79.5	23%	843.4	642.2	201.2	31%
Offshore	644.3	499.9	144.4	29%	1,141.8	803.8	338.0	42%
Corporate/Other (a) (b)	(111.3)	(93.9)	(17.4)	(19)%	(199.8)	(188.9)	(10.9)	(6)%

	$2,195.4	$1,522.0	$673.4	44%	$4,198.7	$2,810.6	$1,388.1	49%

Gross margin:
Phosphates	$397.6	$35.9	$361.7	1008%	$751.1	$145.1	$606.0	418%
Potash	175.2	88.4	86.8	98%	301.8	157.8	144.0	91%
Offshore	50.1	23.8	26.3	111%	101.2	37.1	64.1	173%
Corporate/Other (a) (b)	0.2	12.4	(12.2)	(98)%	(9.2)	16.8	(26.0)	(155)%

	$623.1	$160.5	$462.6	288%	$1,144.9	$356.8	$788.1	221%

Operating earnings (loss):
Phosphates	$346.8	$5.1	$341.7	6700%	$657.0	$88.0	$569.0	647%
Potash	161.2	78.2	83.0	106%	271.4	139.0	132.4	95%
Offshore	25.7	4.5	21.2	471%	55.8	0.9	54.9	6100%
Corporate/Other (a) (b)	(4.1)	2.9	(7.0)	NM	(5.0)	(5.6)	0.6	11%

	$529.6	$90.7	$438.9	484%	$979.2	$222.3	$756.9	340%

(a)	Includes elimination of intercompany sales.
(b)	We have eliminated the Nitrogen business as a separate reportable segment. The results of the Nitrogen business are now included as part of Corporate, Eliminations, and Other. Accordingly, the prior period comparable results have been updated to reflect our Nitrogen business as a part of Corporate, Eliminations and Other segment for comparability purposes.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended November 30				Favorable/ (Unfavorable)		Six months ended November 30		Favorable/ (Unfavorable)
	2007		2006		Amount	%	2007	2006	Amount	%
Sales volumes
(000 metric tonnes) (a):
Phosphates (b)
Fertilizers: North America		845		496	349	70%	1,747	957	790	83%
International		1,201		1,594	(393)	(25)%	2,342	3,209	(867)	(27)%
Phosphate Feeds		234		211	23	11%	434	430	4	1%

Total		2,280		2,301	(21)	(1)%	4,523	4,596	(73)	(2)%

Potash (c)
Fertilizers: North America		789		836	(47)	(6)%	1,578	1,457	121	8%
International		948		901	47	5%	2,018	1,733	285	16%
Non agricultural		279		213	66	31%	504	430	74	17%

Total		2,016		1,950	66	3%	4,100	3,620	480	13%
Average price per metric tonne:

DAP (d)		$417		$243	$174	72%	$413	$247	$166	67%

Potash (d)		171		142	29	20%	164	136	28	21%

Average purchase price for key raw materials:

Ammonia-Central Florida (metric ton) (e)		$316		$309	$(7)	(2)%	$321	$305	$(16)	(5)%

Sulfur-Central Florida (long ton) (e)		102		66	(36)	(55)%	89	69	(20)	(29)%

Exchange rate at period end:

Canadian Dollar (per US dollar)		$0.999		$1.141

Brazilian Real (per US dollar)	R$	1.784	R$	2.167

(a)	Sales volumes include tonnes sold captively.
(b)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for non-Mosaic members.
(c)	Potash volumes exclude tonnes mined under a long-term third party tolling arrangement
(d)	FOB plant/mine.
(e)	Delivered Tampa

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net earnings:

EBITDA Calculation

	Three months ended November 30		Six months ended November 30
	2007	2006	2007	2006
	(dollars in millions)		(dollars in millions)
Net earnings	$394.0	$65.9	$699.5	$174.9
Interest expense, net	25.5	36.5	59.5	76.5
Income taxes	100.9	24.1	201.7	31.5
Depreciation, depletion & amortization	84.5	78.8	166.7	154.1
Amortization of out-of-market contracts	(4.3)	(4.4)	(8.4)	(8.2)

EBITDA	$600.6	$200.9	$1,119.0	$428.8

The Company has presented above EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. Because not all companies use identical calculations, our calculation of EBITDA may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA as presented in this press release is different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, Mosaic’s management believes that our presentation of EBITDA affords them greater transparency in assessing our financial performance. EBITDA should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

The Mosaic Company	(unaudited)

The following table summarizes the calculation of Total Debt to Capitalization:

Debt to Capitalization Calculation

	November 30 2007	November 30 2006
	(dollars in billions)	(dollars in billions)
Numerator
Total debt	$1.7	$2.5

Denominator
Book value of equity	$5.2	$3.6
Total debt	1.7	2.5

Capitalization	$6.9	$6.1

Total debt to total capitalization	24.5%	41.0%